Tellurian reports first quarter 2020 results

HOUSTON, Texas - (BUSINESS WIRE) May 4, 2020 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) continues to build its integrated global natural gas business. Notable Tellurian achievements during the first quarter of 2020 and thereafter:

•	Reduced corporate overhead to approximately $6 million per month to begin in June.

•	Raised $50 million in gross proceeds through issuance of $56 million zero coupon, unsecured notes in April 2020.

•	Amended 2019 Term Loan, reducing the principal balance by $22.1 million and extending its maturity to November 2021.
President and CEO Meg Gentle said, “Tellurian has taken actions to strengthen our balance sheet in the midst of extreme energy and financial market conditions. We have streamlined the organization and arranged a $50 million financing. We are lean, resolved, and focused on delivering our first project, Driftwood LNG.”
Financial results
Tellurian ended its first quarter of 2020 with approximately $55.5 million in cash and cash equivalents and approximately $128.6 million in long-term debt. Tellurian’s balance sheet consisted of approximately $364.3 million in assets. Proforma for the financing transactions which were completed in April, Tellurian would have ended the quarter with approximately $100.7 million in cash and cash equivalents, approximately $167.5 million in long-term debt, and approximately $409.5 million in assets.

Tellurian reported a net loss of approximately $40.7 million, or $0.18 per share (basic and diluted), for the three months ended March 31, 2020.
About Tellurian Inc.
Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.
For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project and future levels of corporate overhead. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2019, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Senior Manager, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com